Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE CORPORATION ANNOUNCES REDEMPTION OF 7.75% SENIOR SUBORDINATED NOTES DUE 2013

BELLEVUE, Wash., August 10, 2010 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today announced that it will redeem all of its 7.75% Senior Subordinated Notes due 2013 (the “Notes”) that remain outstanding on September 9, 2010. The notice of redemption will be distributed to the holders of the Notes on or about August 10, 2010.

Questions regarding the redemption should be directed to The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the Notes and the paying agent for the redemption, at: The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attn: Bond Redemption Unit, or by telephone at 1-800-254-2826.

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on high-technology electronics products for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and countermeasure products.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.